March 15, 2007

<<Investor Name>>

<<Address1>>

<<Address2>>

<<City, State, ZIP>>

Re: Distributions from Wells Real Estate Fund I Property Sales

Dear <<Investor>>:

You had previously received notification regarding our intent to distribute net proceeds from the sale of certain properties in which your Wells limited partnership invested. The anticipated distribution from net sales proceeds is expected to be made in May 2007, and we estimate your distribution to be $<< >>. Please note that this figure represents a gross amount, and any federal or state withholding rules will be applied to the final distribution.

I also have included any Net Sale Proceeds (NSP) distribution instructions on file where applicable. In the event we do not have instructions on file, Wells will use the default instructions. If you would like to consider reinvesting your distribution in another Wells product, please discuss your suitability with your financial representative. Note that Wells needs to receive the proper paperwork no later than March 30, 2007.

<<Smart Paragraph A: only insert for Reliance Trust Company Accounts>>

<<Reliance Account

Our records indicate that Reliance Trust Company is your IRA custodian. Wells highly recommends that you contact your tax advisor or financial representative in order to understand the tax and/or other implications related to this planned distribution. In order to change your existing NSP instructions, please send a signed letter to:

Wells Real Estate Funds

Attn: Client Relations

P.O. Box 2828

Norcross, GA 30091-2828

If Reliance does not receive instructions specifying an alternative distribution method by March 30, 2007, they will place your distribution into the Valiant Money Market Fund within your IRA so that it will be treated as a nontaxable event. In order to confirm the instructions that are on file for your Reliance IRA, please contact a Wells Client Services Specialist at 800-557-4830.>>

The estimated amount of net sale proceeds being distributed to you for Wells Real Estate Fund I, in which you are a limited partner is as follows:

Estimated Net Sale Proceeds Distribution

<Amount>>

Wells will disburse your portion of the net sale proceeds as follows:

INSTRUCTIONS <Default/On File>

INSTRUCTION TYPE <Check/EFT/DRP>

RECIPIENT <Who>

ADDRESS <Only for Check>

FIXED AMOUNT/PERCENT <How $ is split for multiple instructions>

ELECTIVE WITHHOLDING PERCENT <If Any>

EXTERNAL ACCOUNT NUMBER <Third-Party Account Number>

Wells Real Estate Fund I

The net sale proceeds distribution for Fund I totals approximately $7,200,000, with proceeds coming from the sales of the Heritage Place (Office), Paces Pavilion, and Black Oak properties.

The office component at Heritage Place was sold in May 2006, and $2,090,957 in net sale proceeds was allocated to the Fund. The November 2006 distribution included $288,880 of these proceeds. The planned May 2007 distribution includes the residual proceeds of $1,802,077.

The Paces Pavilion building was sold in November 2006, with net sale proceeds totaling $4,065,700. These proceeds are included in the planned distribution.

The Black Oak Plaza shopping center was sold on January 25, 2007, and net sale proceeds were estimated at $3,468,817. The planned distribution includes $1,332,223 of these net sale proceeds. The remaining net sale proceeds and operating cash are being reserved to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These include legal expenses related to the litigation, which is more fully described in the Partnership's November 11, 2006, 10-Q filing with the Securities and Exchange Commission (SEC). This filing is available at the SEC's Web site www.sec.gov and also at Wells Real Estate Funds' Web site www.wellsref.com. We anticipate that any proceeds remaining after concluding all of the partnership's affairs will be distributed to limited partners by year-end.

The distribution of net sale proceeds is governed by Article IX of the Partnership Agreement. Article IX provides, among other things, that after payment of all Partnership debts and liabilities and the establishment of any reserves that the General Partners deem reasonably necessary, net sale proceeds will be distributed to A and B limited partners in accordance with the positive balance in their Capital Accounts.

Please note that in accordance with the terms of the Partnership Agreement, the General Partners will not be receiving any net sale proceeds from this distribution.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.